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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Shares, par value $0.01 per share	12,000,000	$65.50	$786,000,000	$43,858.80

(1)
Includes 1,500,000 shares of common shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)
Pursuant to Rule 457(p) under the Securities Act, filing fees of $142,674, of which $107,598.12 remains available, were previously paid with respect to the Common Shares that were previously registered pursuant to the Registrant's registration statement on Form S-4 (SEC File No. 333-152781), initially filed on August 5, 2008, and which was withdrawn on November 20, 2008. Those fees have been carried forward for application in connection with offerings under this Registration Statement. Pursuant to Rule 457(p), $43,858.80 of the unused filing fees have been applied to payment of the Registration Fees pursuant to this Registration Statement, and after application of the $43,858.80 Registration Fees due in connection with this Registration Statement, $63,739.32 remains available for payment of future registration fees.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-138662

        PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 10, 2009

10,500,000 Shares

Bunge Limited

Common Shares

        We are offering 10,500,000 of our common shares. Our common shares are listed on The New York Stock Exchange under the symbol "BG." The last reported sale price on August 12, 2009 was $66.67 per share.

        The underwriters have a 30-day option to purchase a maximum of 1,500,000 additional shares to cover over-allotments of shares.

        Investing in our common shares involves risks. See "Risk Factors" beginning on page S-5.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Bunge
Per Share	$65.50	$2.096	$63.404
Total	$687,750,000	$22,008,000	$665,742,000

        The underwriters expect to deliver the common shares in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about August 18, 2009.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley	Credit Suisse

Citi			J.P.Morgan
BNP PARIBAS	Calyon Securities (USA) Inc.	Rabo Securities USA, Inc.	Societe Generale

The date of this prospectus supplement is August 12, 2009

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        The distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

        Unless the context otherwise requires, references to "Bunge," "we," "us" or "our" refer collectively to Bunge Limited and its subsidiaries.

PROSPECTUS SUPPLEMENT

PROSPECTUS

i

FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information to investors. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein include forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. Forward-looking statements include all statements that are not historical in nature. We have tried to identify these forward-looking statements by using words including "may," "will," "should," "could," "expect," "anticipate," "believe," "plan," "intend," "estimate," "continue" and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include the risks, uncertainties, trends and other factors discussed under the headings "Risk Factors" in this prospectus supplement and in "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," "Item 1. Business—Business Overview," "Item 1A. Risk Factors" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2008 (the "2008 Annual Report") and "Item 2—Management's Discussion and Analysis of Financial Condition and Results of Operations," "Item 1A—Risk Factors" and elsewhere in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009, including:

  •
  changes in governmental policies and laws affecting our business, including agricultural and trade policies, as well as tax regulations and biofuels legislation;

  •
  our funding needs and financing sources;

  •
  changes in foreign exchange policy or rates;

  •
  the outcome of pending regulatory and legal proceedings;

  •
  our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances;

  •
  industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products that we sell and use in our business, fluctuations in energy and freight costs and competitive developments in our industries;

  •
  weather conditions and the impact of crop and animal disease on our business;

  •
  global and regional agricultural, economic, financial and commodities market, political, social, and health conditions; and

  •
  other factors affecting our business generally.

        In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements contained in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference herein or therein. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein not to occur. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus supplement.

ii

SUMMARY

        This is only a summary and therefore does not contain all the information that may be important to you. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" section elsewhere in this prospectus supplement, our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding whether or not to purchase the common shares.

 BUNGE LIMITED

Overview

        We are a leading global agribusiness and food company operating in the farm-to-consumer food chain. We believe we are:

  •
  a world leading oilseed processing company, based on processing capacity;

  •
  the largest producer and supplier of fertilizer to farmers in South America, based on volume; and

  •
  a leading seller of packaged vegetable oils worldwide, based on sales.

        We conduct our operations in three divisions: agribusiness, fertilizer and food and ingredients. These divisions include four reporting segments: agribusiness, fertilizer, edible oil products and milling products.

Our Business

        Agribusiness    Our agribusiness division is an integrated business involved in the purchase, storage, transport, processing and sale of agricultural commodities and commodity products. The principal agricultural commodities that we handle and/or process are oilseeds and grains, primarily soybeans, rapeseed or canola, sunflower seed, wheat and corn. We process oilseeds into vegetable oils and protein meals, principally for the food and animal feed industries. In addition to our principal agribusiness operations in oilseeds and grains, we also participate in the sugar and sugarcane-based ethanol industries through our sugar origination, trading and marketing business, as well as our sugarcane milling and ethanol production operations in Brazil. Our agribusiness operations and assets are primarily located in North and South America, Europe and China, and we have marketing and distribution offices throughout the world.

        Fertilizer    Our fertilizer division is involved in every stage of the fertilizer business, from mining of phosphate-based raw materials to the sale of retail fertilizer products. The activities of our fertilizer division are primarily located in Brazil.

        Food and Ingredients    Our food and ingredients division consists of two business segments: edible oil products and milling products. These segments include businesses that produce and sell food products such as edible oils, shortenings, margarines, mayonnaise and milled products such as wheat flours and corn-based products. The activities of our food and ingredients division are primarily located in North America, Europe, Brazil, China and India.

        Bunge Limited has its principal executive offices and corporate headquarters at 50 Main Street, White Plains, New York 10606, and its telephone number is (914) 684-2800. Bunge Limited's registered office is located at 2 Church Street, Hamilton, HM 11, Bermuda.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

        The following tables set forth Bunge's selected consolidated financial information for the periods indicated. The consolidated statements of income and cash flow data for each of the three years ended December 31, 2008, 2007 and 2006 and the consolidated balance sheet data as of December 31, 2008 and 2007 are derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement.

        The selected historical financial data as of June 30, 2009 and for the six months ended June 30, 2009 and 2008 are derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement. The unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of Bunge's management, include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial position and results of operations for such period.

        You should read this information together with the information included in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes to the consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on June 4, 2009 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 which are incorporated by reference in this prospectus supplement. See "Incorporation of Certain Documents by Reference."

	Six Months Ended June 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(in millions, except per share amounts)
Consolidated Statements of Income Data
Net sales	$20,192	$26,834	$52,574	$37,842	$26,274
Cost of goods sold	(19,645)	(24,516)	(48,538)	(35,327)	(24,703)

Gross profit	547	2,318	4,036	2,515	1,571
Selling, general and administrative expenses	(603)	(862)	(1,613)	(1,359)	(978)
Interest income	76	102	214	166	119
Interest expense	(133)	(188)	(361)	(353)	(280)
Foreign exchange gain (loss)	301	265	(749)	217	59
Other income (expense)—net	(8)	(12)	10	15	31

Income from operations before income tax	180	1,623	1,537	1,201	522
Income tax (expense) benefit	(45)	(454)	(245)	(310)	36

Income from operations after income tax	135	1,169	1,292	891	558
Equity in earnings of affiliates	11	13	34	33	23

Net income	146	1,182	1,326	924	581
Net income attributable to noncontrolling interest	(28)	(142)	(262)	(146)	(60)

Net income attributable to Bunge	118	1,040	1,064	778	521
Convertible preference share dividends	(39)	(39)	(78)	(40)	(4)

Net income available to Bunge common shareholders	$79	$1,001	$986	$738	$517

Earnings per common share—basic(1):
Earnings to Bunge common shareholders	$0.65	$8.24	$8.11	$6.11	$4.32

Earnings per common share—diluted(2):
Earnings to Bunge common shareholders	$0.64	$7.56	7.73	5.95	4.28

Dividends per common share	$0.40	$0.36	$0.74	$0.67	$0.63

Weighted average common shares outstanding—basic	121,878,864	121,431,957	121,527,580	120,718,134	119,566,423
Weighted average common shares outstanding—diluted(2)	122,919,727	137,586,015	137,591,266	130,753,807	120,849,357

		As of December 31,
	As of June 30, 2009
		2008	2007	2006
	(in millions)
Consolidated Balance Sheet Data
Cash and cash equivalents	$489	$1,004	$981	$365
Inventories(3)	6,690	5,653	5,924	3,684
Working capital	5,436	5,102	5,684	3,878
Total assets	21,808	20,230	21,991	14,347
Short-term debt, including current portion of long term debt	1,329	551	1,112	610
Long-term debt	3,921	3,032	3,435	2,874
Mandatory convertible preference shares(2)	863	863	863	—
Convertible perpetual preference shares(2)	690	690	690	690
Common shares and additional paid-in-capital	2,858	2,850	2,761	2,691
Total equity	$8,910	$8,128	$8,697	$6,078

(1)
Earnings per common share—basic is computed by dividing net income available to Bunge common shareholders by the weighted average number of common shares outstanding for the period.

(2)
The annual dividend on each mandatory convertible preference share is $51.25, payable quarterly. Each mandatory convertible preference share has an initial liquidation preference of $1,000, plus accumulated and unpaid dividends. As a result of adjustments to the initial conversion rates because cash dividends paid on Bunge Limited's common shares exceeded certain specified thresholds, each mandatory convertible preference share will automatically convert on December 1, 2010 into between 8.2246 and 9.7051 Bunge Limited common shares. Each mandatory convertible preference share is also convertible at any time before December 1, 2010, at the holder's option, into 8.2246 Bunge Limited common shares. These conversion rates are subject to certain additional anti-dilution adjustments. Bunge also has 6,900,000 4.875% cumulative convertible perpetual preference shares outstanding. Each cumulative convertible preference share has an initial liquidation preference of $100 per share plus accumulated and unpaid dividends up to a maximum of an additional $25 per share. As a result of adjustments made to the initial conversion price because cash dividends paid on Bunge Limited's common shares exceeded certain specified thresholds, each cumulative convertible preference share is convertible, at the holder's option, at any time, into approximately 1.0861 Bunge Limited common shares (7,494,090 Bunge Limited common shares), subject to certain additional anti-dilution adjustments. The calculation of diluted earnings per common share for the six months ended June 30, 2009 does not include the weighted-average common shares that were issuable upon conversion of the preference shares as they were not dilutive for such period.

(3)
Included in inventories were readily marketable inventories of $4,344 million at June 30, 2009 and of $2,741 million, $3,358 million and $2,325 million at December 31, 2008, 2007 and 2006, respectively. Readily marketable inventories are agricultural commodity inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms.

THE OFFERING

Common shares offered by us	10,500,000 shares
Common shares subject to over-allotment option from us	1,500,000 shares
Common shares issued and outstanding immediately after this offering	132,536,920 shares (134,036,920 shares if the underwriters exercise their over-allotment option in full)
Use of proceeds

We expect to receive net proceeds from this offering of approximately $665.2 million, after deducting underwriting discounts and commissions and our estimated expenses of this offering. We intend to use the net proceeds from this offering to repay outstanding indebtedness and for other general corporate purposes. See "Use of Proceeds" for more information.

Dividend policy

We intend to pay cash dividends to holders of our common shares on a quarterly basis. Any future determination to pay dividends will, subject to the provisions of Bermuda law, be at the discretion of our board of directors and will depend upon then existing conditions, including our financial condition, results of operations, contractual and other relevant legal or regulatory restrictions, capital requirements, business prospects and other factors our board of directors deems relevant. See "Dividend Policy" for more information.

New York Stock Exchange symbol	BG
Risk factors

See "Risk Factors" beginning on page S-5 and other information included and incorporated by reference in this prospectus supplement and accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common shares.

        The number of common shares issued and outstanding after this offering is based on 122,036,920 common shares issued and outstanding as of June 30, 2009, which amount excludes approximately 4,715,978 common shares issuable upon exercise of currently outstanding stock options, approximately 1,158,267 common shares issuable in respect of time-vested and performance-based restricted stock units, assuming no adjustment is made by the compensation committee of our board of directors, 7,494,090 common shares reserved for issuance upon the conversion of our 4.875% cumulative mandatory convertible preference shares and 7,093,347 common shares reserved for issuance upon the conversion of our 5.125% cumulative mandatory convertible preference shares.

RISK FACTORS

        You should read and carefully consider each of the risks and uncertainties described below and the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus before making an investment in the common shares.

Risks Relating to Our Business and Industries

        For a discussion of the risks related to our business and industries, see "Item 1A. Risk Factors" in our 2008 Annual Report and in "Item 1A—Risk Factors" in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, each of which is incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

Risks Relating to Our Common Shares

We are a Bermuda company, and it may be difficult for you to enforce judgments against us or our directors and executive officers.

        We are a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies or corporations incorporated in other jurisdictions. Most of our directors and some of our officers are not residents of the United States, and a substantial portion of our assets and the assets of those directors and officers are located outside the United States. As a result, it may be difficult for you to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

Our bye-laws restrict shareholders from bringing legal action against our officers and directors.

        Our bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against our officers and directors unless the act, or failure to act, involves fraud or dishonesty. See "Description of Share Capital—Waiver of Claims by Shareholders; Indemnification of Directors and Officers" in the accompanying prospectus for more information.

We have anti-takeover provisions in our bye-laws that may discourage a change of control.

        Our bye-laws contain provisions that could make it more difficult for a third-party to acquire us without the consent of our board of directors. These provisions provide for:

  •
  a classified board of directors with staggered three-year terms;

  •
  directors to be removed without cause only upon the affirmative vote of at least 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution;

  •
  restrictions on the time period in which directors may be nominated;

  •
  our board of directors to determine the powers, preferences and rights of our preference shares and to issue the preference shares without shareholder approval; and

  •
  an affirmative vote of at least 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution for some business combination transactions, which have not been approved by our board of directors.

        These provisions, as well as any additional anti-takeover measures our board could adopt in the future, could make it more difficult for a third-party to acquire us, even if the third-party's offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.

Common shares eligible for future sale may harm our share price.

        Sales of substantial numbers of additional common shares, or the perception that such sales could occur, may have a negative effect on prevailing market prices of our common shares and our ability to raise additional capital in the financial markets at a time and price favorable to us. As of June 30, 2009, 122,036,920 common shares were issued and outstanding, which amount excludes approximately 4,715,978 common shares issuable upon exercise of currently outstanding stock options, approximately 1,158,267 common shares issuable in respect of time-vested and performance-based restricted stock units, assuming no adjustment is made by the compensation committee of the board of directors, 7,494,090 common shares reserved for issuance upon the conversion of our 4.875% cumulative mandatory convertible preference shares and 7,093,347 common shares reserved for issuance upon the conversion of our 5.125% cumulative mandatory convertible preference shares.

        The 5.125% cumulative mandatory convertible preference shares will automatically convert on December 1, 2010 into between 8.2246 and 9.7051 of our common shares, subject to certain adjustments. Each 5.125% cumulative mandatory convertible preference share is also convertible at any time before December 1, 2010, at the holder's option, into 8.2246 of our common shares, subject to certain additional anti-dilution adjustments. The mandatory convertible preference shares are not redeemable by us at any time.

        Each 4.875% cumulative convertible perpetual preference share is convertible, at the holder's option, at any time into approximately 1.0861 of our common shares, based on the conversion price of $92.0704 per share, subject to certain additional anti-dilution adjustments. At any time on or after December 1, 2011, if the closing price of our common shares equals or exceeds 130% of the conversion price for 20 trading days during any consecutive 30 trading days (including the last trading day of such period), we may elect to cause the convertible perpetual preference shares to be automatically converted into our common shares at the then prevailing conversion price. The convertible preference shares are not redeemable by us at any time.

We may become a passive foreign investment company, which could result in adverse U.S. tax consequences to U.S. investors.

        Adverse U.S. federal income tax rules apply to U.S. investors owning shares of a "passive foreign investment company," or PFIC, directly or indirectly. We will be classified as a PFIC for U.S. federal income tax purposes if 50% or more of our assets, including goodwill (based on an annual quarterly average), are passive assets, or 75% or more of our annual gross income is derived from passive assets. The calculation of goodwill will be based, in part, on the then market value of our common shares, which is subject to change. Based on certain estimates of our gross income and gross assets and relying on certain exceptions in the applicable U.S. Treasury regulations, we do not believe that we are currently a PFIC. Such a characterization could result in adverse U.S. tax consequences to U.S. investors in our common shares. In particular, absent an election described below, a U.S. investor would be subject to U.S. federal income tax at ordinary income tax rates, plus a possible interest charge, in respect of gain derived from a disposition of our common shares, as well as certain distributions by us. In addition, a step-up in the tax basis of our common shares would not be available upon the death of an individual shareholder, and the preferential U.S. federal income tax rates generally applicable to dividends on our common shares held by certain U.S. investors would not apply. Since PFIC status is determined on an annual basis and will depend on the composition of our income and assets and the nature of our activities from time to time, we cannot assure you that we will not be considered a PFIC for the current or any future taxable year. If we are treated as a PFIC for any taxable year, U.S. investors may desire to make an election to treat us as a "qualified electing fund" with respect to shares owned (a QEF election), in which case U.S. investors will be required to take into account a pro rata share of our earnings and net capital gain for each year, regardless of whether we make any distributions. As an alternative to the QEF election, a U.S. investor may be able to make an election to "mark to market" our common shares each taxable year and recognize ordinary income pursuant to such election based upon increases in the value of our common shares. See "Taxation" for more information regarding PFIC status.

USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately $665.2 million from this offering, after deducting the underwriters' discounts and commissions and our estimated offering expenses.

        We intend to use the net proceeds from this offering to repay outstanding indebtedness, including indebtedness under our commercial paper program and our revolving credit facilities, and for other general corporate purposes. As of July 31, 2009, we had approximately $125 million of commercial paper outstanding, with a weighted average interest rate of 0.94% per year, and approximately $299 million of borrowings outstanding under revolving credit facilities, with a weighted average interest rate of 2.94% per year.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2009 on an actual basis and on an as adjusted basis to give effect to this offering and the application of the net proceeds from the sale of the common shares, as described under "Use of Proceeds."

        This table should be read in conjunction with "Use of Proceeds," and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 and our unaudited consolidated financial statements included in such Quarterly Report on Form 10-Q. See "Incorporation of Certain Documents by Reference."

	As of June 30, 2009
	Actual	As Adjusted
	(in millions, except share data)
Cash and cash equivalents	$489	$730

Debt:
Short-term debt, including current portion of long-term debt	1,329	1,079
Long-term debt:
Secured	99	99
Unsecured
7.44% Senior Guaranteed Notes, Series C, due 2012	351	351
7.80% Senior Notes due 2012	200	200
5.875% Senior Notes due 2013	300	300
5.35% Senior Notes due 2014	500	500
5.10% Senior Notes due 2015	382	382
5.90% Senior Notes due 2017	250	250
8.50% Senior Notes due 2019	600	600
Other unsecured	1,239	1,065

Total long-term debt	$3,921	$3,747
Shareholders' equity:
Preference shares, par value $.01; 21,000,000 shares authorized; 6,900,000 cumulative convertible perpetual preference shares issued and outstanding, liquidation preference $100, actual and as adjusted; 862,455 mandatory convertible preference shares issued and outstanding, liquidation preference $1,000, actual and as adjusted	1,553	1,553
Common shares, par value $.01; 400,000,000 shares authorized; 122,036,920 shares issued and outstanding, actual, 132,536,920 shares issued and outstanding, as adjusted(1)	1	1
Additional paid-in capital	2,857	3,522
Retained earnings	3,852	3,852
Accumulated other comprehensive loss	(152)	(152)

Total Bunge shareholders' equity	8,111	8,776
Noncontrolling interest	799	799

Total equity	8,910	9,575

Total capitalization	$14,160	$14,401

(1)
Issued and outstanding common shares excludes any common shares issuable upon conversion of the 4.875% cumulative convertible perpetual preference shares or the 5.125% mandatory convertible preference shares, approximately 4,715,978 common shares issuable upon the exercise of outstanding stock options and approximately 1,158,267 common shares issuable in respect of outstanding time-vested and performance-based restricted stock units, assuming no adjustment is made by the compensation committee of our board of directors.

PRICE RANGE OF OUR COMMON SHARES

        Our common shares are listed on the New York Stock Exchange under the symbol "BG." On August 12, 2009, the closing price of our common shares on the New York Stock Exchange was $66.67 per share. The following table sets forth, for the periods indicated, the high and low closing prices of our common shares as reported on the New York Stock Exchange.

	High	Low
	(US$)
2009
Third Quarter (through August 12, 2009)	$72.41	$54.44
Second quarter	67.89	46.58
First quarter	59.33	41.61
2008
Fourth quarter	$63.00	$29.99
Third quarter	105.04	60.10
Second quarter	124.48	87.92
First quarter	133.00	86.88
2007
Fourth quarter	$124.23	$91.74
Third quarter	107.45	81.00
Second quarter	84.50	71.81
First quarter	85.26	70.13

        At June 30, 2009, there were 122,036,920 of our common shares issued and outstanding, held by approximately 176 shareholders of record, which does not include persons whose common shares are held of record by a bank, brokerage house or clearing agency.

DIVIDEND POLICY

        We intend to pay cash dividends to holders of our common shares on a quarterly basis. Any future determination to pay dividends will, subject to the provisions of Bermuda law, be at the discretion of our board of directors and will depend upon then existing conditions, including our financial condition, results of operations, contractual and other relevant legal or regulatory restrictions, capital requirements, business prospects and other factors our board of directors deems relevant. In addition, holders of our 4.875% cumulative convertible perpetual preference shares are entitled to annual dividends in the amount of $4.875 per year and holders of our 5.125% cumulative mandatory convertible preference shares are entitled to annual dividends in the amount of $51.25, in each case payable quarterly when, as and if declared by the board of directors in accordance with the terms of such preference shares from funds available for payment of dividends under Bermuda law.

        Under Bermuda law, a company's board of directors may not declare or pay dividends from time to time if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Under our bye-laws, each common share is entitled to dividends if, as and when, dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in or out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

        In 2009, we paid a regular quarterly cash dividend of $.19 per share on March 2, 2009 and June 1, 2009 to shareholders of record on February 16, 2009 and May 15, 2009, respectively. In May 2009, we declared a quarterly dividend of $.21 per share payable on September 2, 2009 to shareholders of record on August 19, 2009. In addition, we paid a quarterly dividend of $1.21875 per share on our cumulative convertible perpetual preference shares and a quarterly dividend of $12.8125 per share on our cumulative mandatory convertible preference shares, in each case on March 1, 2009 and June 1, 2009 to shareholders of record on February 15, 2009 and May 15, 2009, respectively. Additionally, in May 2009, we declared regular quarterly dividends on our cumulative convertible preference shares and our mandatory convertible preference shares, in each case payable on September 1, 2009 to shareholders of record on August 15, 2009.

TAXATION

Bermuda Tax Consequences

        The following discussion is the opinion of Conyers Dill & Pearman, our special Bermuda tax counsel. At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property or leasehold interests in Bermuda held by us.

United States Federal Income Tax Consequences

        The following discussion is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares that may be relevant to you if you are a U.S. holder (as defined below). For purposes of this discussion, a "U.S. holder" is a beneficial owner of our shares that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxed as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of its substantial decisions. The U.S. federal income tax treatment of a partner in a partnership that holds our shares will depend on the status of the partner and the activities of the partnership. Partnerships holding our shares and partners in such partnerships should consult their own tax advisors.

        This discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, and does not discuss any aspect of state, local or non-U.S. tax law. Moreover, it does not address the U.S. federal estate and gift or alternative minimum tax consequences of the acquisition, ownership and disposition of our shares. In addition, this discussion deals only with our shares that you will hold as capital assets (generally, property held for investment), and does not apply to you if you are a member of a class of holders subject to special tax rules, such as banks, insurance companies, securities dealers, partnerships or other pass-through entities, tax-exempt organizations, persons that hold our shares as part of an integrated investment (including a straddle), persons owning, directly, indirectly or constructively, 10% or more of our voting stock and persons whose "functional currency" is not the U.S. dollar. This discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as now in effect, and all of which are subject to change, possibly with retroactive effect, and to different interpretations.

        Except where specifically described below, this discussion assumes that we are not a passive foreign investment company ("PFIC") for U.S. federal income tax purposes. Please see the discussion under "Passive Foreign Investment Company Status."

        If you are considering buying our shares, we urge you to consult your own tax advisor as to the tax consequences relevant to the acquisition, ownership and disposition of our shares in light of your particular circumstances, including the effect of U.S. federal, state, local or non-U.S. tax laws.

  Distributions

        Subject to the discussion below under "Passive Foreign Investment Company Status," a distribution of cash or property received by a U.S. holder in respect of our shares generally will be considered a taxable dividend, and will be includible in a U.S. holder's gross income, to the extent paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). In the event that a distribution exceeds the amount of such current and accumulated earnings and profits, the excess will be treated first as a nontaxable return of capital to the extent of a U.S. holder's adjusted tax basis in our shares and, thereafter, as capital gain. Such capital gain will be either long-term or short-term capital gain depending upon whether the U.S. holder held our shares for more than one year.

        The gross amount of any taxable dividend will be subject to U.S. federal income tax as ordinary dividend income and will not be eligible for the corporate dividends-received deduction. Dividends in respect of our shares paid to certain U.S. holders (including individuals) in taxable years beginning before January 1, 2011 may qualify for preferential rates of U.S. federal income tax, provided that our shares are readily tradable on an established securities market in the United States (and provided that we are not a PFIC, as described below, and certain other requirements, including with respect to the holder's holding period, are satisfied). Although we believe that our shares currently are readily tradable on an established securities market in the United States, no assurance can be given that our shares will remain readily tradable for this purpose. U.S. holders are urged to consult their own tax advisors regarding the availability of preferential dividend tax rates in their particular circumstances.

        For U.S. foreign tax credit purposes, any dividend paid by us will be foreign-source income, subject to various classifications and limitations. For purposes of the U.S. foreign tax credit limitations, foreign-source income is classified in one of two "baskets," and the credit for foreign taxes on income in any basket is limited to the U.S. federal income tax allocable to such income. For this purpose, the dividends paid by us should generally constitute "passive category income," or in the case of certain U.S. holders, "general category income." The rules relating to foreign tax credits are extremely complex and the availability of a foreign tax credit depends on numerous factors. U.S. holders are urged to consult their own tax advisors concerning the application of the U.S. foreign tax credit rules to their particular situation.

  Dispositions

        Upon a sale or other taxable disposition of our shares, a U.S. holder will recognize gain or loss in an amount equal to the difference (if any) between the amount realized on the disposition and such U.S. holder's adjusted tax basis in our shares. Subject to the PFIC rules discussed below, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if our shares are held for more than one year at the time of disposition. Certain non-corporate U.S. holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains which rates are scheduled to increase January 1, 2011. The deduction of capital losses is subject to certain limitations under the Code. Any gain or loss recognized by a U.S. holder on a sale or other taxable disposition of our shares generally will be treated as derived from U.S. sources for U.S. foreign tax credit purposes.

  Passive Foreign Investment Company Status

        Special U.S. federal income tax rules apply to U.S. persons owning shares of a PFIC. A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either:

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  at least 75% of its gross income is "passive income"; or

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  on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities transactions, other than gains derived from "qualified active sales" of commodities and "qualified hedging transactions" involving commodities, within the meaning of applicable Treasury regulations (the "Commodity Exception").

        Based on certain estimates of our gross income and gross assets and relying on the Commodity Exception, we do not believe that we currently are a PFIC, and do not anticipate becoming a PFIC in the foreseeable future. However, because PFIC status will be determined by us on an annual basis and because such status depends upon the composition of our income and assets (including, among others, less than 25% owned equity investments), and the nature of our activities (including our ability to qualify for the Commodity Exception and similar exceptions, the application of which is not clear), from time to time, there can be no assurance that we will not be considered a PFIC for any taxable year. Moreover, our business plans may change, which may affect the PFIC determination in future years. In addition, we will not obtain an opinion of counsel, and no ruling will be sought from the IRS, regarding any U.S. federal income tax characterization of us as a PFIC.

        If we are treated as a PFIC for any taxable year during which a U.S. holder held our shares, certain adverse consequences could apply to the U.S. holder (see discussion below). For this reason, if we are treated as a PFIC for any taxable year, a U.S. holder of our shares may desire to make an election to treat us as a "qualified electing fund" (a "QEF") with respect to such U.S. holder. Generally, a QEF election should be made on or before the due date for filing the electing U.S. holder's U.S. federal income tax return for the first taxable year in which our shares are held by such U.S. holder and we are treated as a PFIC.

        If a timely QEF election is made, the electing U.S. holder will be required to include in gross income annually (i) as ordinary income, a pro rata share of our ordinary earnings, and (ii) as long-term capital gain, a pro-rata share of our net capital gains, in either case, whether or not such earnings or gains are distributed by us. An electing U.S. holder that is a corporation will not be eligible for the dividends-received deduction in respect of such income or gain. In addition, in the event that we incur a net loss for a taxable year, such loss will not be available as a deduction to an electing U.S. holder, and may not be carried forward or back in computing our ordinary earnings and net capital gain in other taxable years. In certain cases in which a QEF does not distribute all of its earnings in a taxable year, electing U.S. holders also may be permitted to elect to defer the payment of some or all of their U.S. federal income taxes on the QEF's undistributed earnings, subject to an interest charge on the deferred tax amount.

        If we determine we are a PFIC for any taxable year during which a U.S. holder held our shares, we will provide to a U.S. holder, upon written request, all information and documentation that the U.S. holder is required to obtain in connection with its making a QEF election for U.S. federal income tax purposes.

        In general, if a U.S. holder of our shares fails to make a timely QEF election (or mark-to-market election, see discussion below) for any taxable year that we are treated as a PFIC, the U.S. federal income tax consequences to such U.S. holder will be determined under the so-called "interest charge" method. Under such method, (i) any gain derived from the disposition of PFIC stock (possibly including a gift, exchange in a corporate reorganization or grant as security for a loan), as well as any "excess distribution" that is received from the PFIC (i.e. a distribution that exceeds 125% of the average distributions from the shorter of the prior three years and the U.S. holder's holding period for the stock), would be treated as ordinary income that was earned ratably over each day in the U.S. holder's holding period for the PFIC stock, (ii) the portion of such gain or distribution that is allocable to prior taxable years, other than any year before we became a PFIC, would be subject to U.S. federal income tax at the highest rate applicable to ordinary income for the relevant taxable years, regardless of the tax rate otherwise applicable to the U.S. holder, and (iii) an interest charge would be imposed on the resulting U.S. federal income tax liability as if such liability represented a tax deficiency for the past taxable years, other than any year before we became a PFIC. In addition, a step-up in the tax basis of the PFIC stock may not be available upon the death of an individual U.S. holder.

        IN MANY CASES, APPLICATION OF THE INTEREST CHARGE REGIME WILL HAVE SUBSTANTIALLY MORE ONEROUS U.S. FEDERAL INCOME TAX CONSEQUENCES THAN WOULD RESULT TO A U.S. HOLDER IF A TIMELY QEF ELECTION IS MADE. ACCORDINGLY, IF WE ARE TREATED AS A PFIC FOR ANY TAXABLE YEAR, U.S. HOLDERS OF OUR SHARES ARE URGED TO CONSIDER CAREFULLY WHETHER TO MAKE A QEF ELECTION, AND THE CONSEQUENCES OF NOT MAKING SUCH AN ELECTION, WITH RESPECT TO AN INVESTMENT IN OUR SHARES.

        As an alternative to the QEF election, a U.S. holder of "marketable stock" in a PFIC may make a "mark-to-market" election, provided the PFIC stock is regularly traded on a "qualified exchange." Currently, our shares are traded on the New York Stock Exchange, which is a "qualified exchange." Under applicable Treasury regulations, PFIC stock traded on a qualified exchange is regularly traded on such exchange for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. We cannot assure U.S. holders that our shares will be treated as regularly traded for purposes of the mark-to-market election.

        If the mark-to-market election is made, the electing U.S. holder generally would (i) include in gross income, entirely as ordinary income, an amount equal to the difference between the fair market value of the PFIC stock as of the close of each taxable year and its adjusted tax basis, and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the PFIC stock over its fair market value at the end of each taxable year, but only to the extent of the amount previously included in income as a result of the mark-to-market election. U.S. holders should be aware, however, that if we are determined to be a PFIC, the interest charge regime described above could be applied to indirect distributions or gains deemed to be attributable to U.S. holders in respect of any of our subsidiaries that may also be determined to be a PFIC, and the mark-to-market election generally would not be effective for such subsidiaries.

        The mark-to-market election is made with respect to marketable stock in a PFIC on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. Special rules apply if the mark-to-market election is not made for the first taxable year in which a U.S. person owns stock of a PFIC.

        If we are treated as a PFIC, then dividends in respect of our common shares will not be eligible for the preferential rates of U.S. federal income tax described above under "Distributions."

  Backup Withholding and Information Reporting

        Information reporting requirements may apply to a U.S. holder with respect to distributions by us, or to the proceeds of a sale or redemption of our shares. In addition, under the backup withholding rules, we or any paying agent may be required to withhold tax from any such payment if a U.S. holder fails to furnish its correct taxpayer identification number, to certify such U.S. holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. holders (including, among others, corporations) are exempt from the backup withholding requirements. Any amounts withheld under the backup withholding rules generally may be claimed as a credit against a U.S. holder's U.S. federal income tax liability and may entitle such U.S. holder to receive a refund provided that the required information is timely furnished to the Internal Revenue Service (the "IRS").

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated August 12, 2009, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of common shares set forth opposite the names of the underwriters below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated	4,200,000
Credit Suisse Securities (USA) LLC	4,200,000
Citigroup Global Markets Inc.	525,000
J.P. Morgan Securities Inc.	525,000
BNP Paribas Securities Corp.	262,500
Calyon Securities (USA) Inc.	262,500
Rabo Securities USA, Inc.	262,500
SG Americas Securities, LLC	262,500

Total	10,500,000

        The underwriting agreement provides that the underwriters are obligated to purchase all of the common shares in the offering if any are purchased, other than those common shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,500,000 additional common shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments in the sale of the common shares.

        The underwriters propose to offer the common shares initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $1.179 per share. After the completion of this offering the representatives may change the public offering price and other selling terms.

        The following table sets forth the underwriting discounts and commissions:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions	$2.096	$2.096	$22,008,000	$25,152,000

        We estimate that expenses of this offering to be paid by us, not including underwriting discounts and commissions, will be approximately $500,000.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any common shares or securities convertible into or exchangeable or exercisable for any common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any of these transactions are to be settled by delivery of our common shares or other securities, in cash or otherwise, without the prior written consent of Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC, on behalf of the underwriters, for a period of 60 days after the date of this prospectus supplement, except issuances of stock options, restricted stock or other awards granted pursuant to our equity compensation plans, issuances of common shares pursuant to the exercise of an option or a warrant or the conversion of a security outstanding on the date hereof and upon the vesting and settlement of restricted stock units outstanding on the date hereof. In addition to these exceptions, we will be permitted to issue common shares in connection with certain merger, amalgamation and acquisition transactions, provided that the recipient of such common shares agrees to be bound by the lock-up restrictions.

        Our executive officers, directors and certain key employees have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any common shares or securities convertible into or exchangeable or exercisable for any common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any of these transactions are to be settled by delivery of our common shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC, on behalf of the underwriters, for a period of 60 days after the date of this prospectus supplement. This agreement is subject to several exceptions that will, among others, permit such persons to each make a cashless exercise of an option outstanding on the date hereof, transfer common shares by gift, will, intestacy or operation of law, to affiliates, as distributions to trust beneficiaries or to pledge the common shares to a financial institution, in each case, if the recipient agrees to be bound by the lock-up restrictions, and otherwise sell up to 25,000 common shares.

        We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

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  Stabilizing transactions permit bids to purchase the common shares so long as the stabilizing bids do not exceed a specified maximum.

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  Over-allotment involves sales by the underwriters of common shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

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  Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of common shares to close out the short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through the over-allotment option. If the underwriters sell more common shares than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering.

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  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result the price of the common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        This prospectus supplement and accompanying prospectus in electronic format may be made available on the web sites maintained by one or more of underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

        In the ordinary course of their respective businesses, the underwriters and certain of their respective affiliates have in the past, and may in the future, engage in investment banking or other transactions of a financial nature with Bunge, including the provision of certain advisory services and the making of loans to Bunge and its affiliates, for which they have received customary compensation. In particular, affiliates of the underwriters are lenders under Bunge's revolving credit facilities. We intend to use more than 10% of the net proceeds from this offering to reduce indebtedness owed by us to these lenders. Accordingly, the offering is being made in compliance with the requirements of Rule 5110(h) of the Conduct Rules of the Financial Industry Regulatory Authority.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of common shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of common shares to the public in that Relevant Member State at any time,

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  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

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  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

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  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

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  in any other circumstances which do not require the publication by the us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

        Each of the underwriters severally represents, warrants and agrees as follows:

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  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of Financial Services Market Act 2000 or "FSMA") to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

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  it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the common shares in, from or otherwise involving the United Kingdom.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the common shares in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the common shares are made. Any resale of the common shares in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common shares.

  Representations of Purchasers

        By purchasing the common shares in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

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  the purchaser is entitled under applicable provincial securities laws to purchase the common shares without the benefit of a prospectus qualified under those securities laws,

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  where required by law, that the purchaser is purchasing as principal and not as agent,

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  the purchaser has reviewed the text above under Resale Restrictions, and

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  the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the common shares to the regulatory authority that by law is entitled to collect the information.

        Further details concerning the legal authority for this information is available on request.

  Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus supplement and the accompanying prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common shares, for rescission against us in the event that this prospectus supplement and the accompanying prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the common shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the common shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

  Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

  Taxation and Eligibility for Investment

        Canadian purchasers of common shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common shares in their particular circumstances and about the eligibility of the common shares for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

        The validity of the common shares offered by this prospectus and other legal matters relating to Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. James M. Macdonald, a partner of Conyers Dill & Pearman, serves as Bunge Limited's assistant secretary. Certain U.S. legal matters relating to this offering will be passed upon for us by Shearman & Sterling LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from Bunge Limited's Annual Report for the year ended December 31, 2008, included in a Current Report on Form 8-K dated June 4, 2009, and the effectiveness of Bunge Limited's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the adoptions of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, on January 1, 2009, Statement of Financial Accounting Standards No. 157, Fair Value Measurements, on January 1, 2008, Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, on January 1, 2007, and Statement of Financial Accounting Standards No. 158, Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R), on December 31, 2006 and (2) express an unqualified opinion on the effectiveness of Bunge Limited's internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, we file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements and other information with the SEC. We have filed a registration statement on Form S-3 with the SEC regarding this offering. The registration statement of which this prospectus supplement and the accompanying prospectus is a part contains additional important information about us. We are permitted to omit from this prospectus supplement and the accompanying prospectus certain information that is included in the registration statement of which this prospectus supplement and the accompanying prospectus forms a part. You should refer to the registration statement and its exhibits to read that information.

        You may read any document we file with the SEC, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, you may access our SEC filings through the SEC's website at www.sec.gov, and our website, www.bunge.com. Information contained in or connected to our website is not part of this prospectus supplement or the accompanying prospectus. Copies of reports and other information may also be inspected in the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information that is included directly in this prospectus supplement and the accompanying prospectus.

        We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus supplement and the date of the closing of the offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus supplement or the accompanying prospectus), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus supplement.

        This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 2, 2009.

  •
  Our Quarterly Reports on Form 10-Q for the three-month period ended March 31, 2009, filed on May 11, 2009 and for the three-month period ended June 30, 2009, filed on August 10, 2009.

  •
  Our Current Reports on Form 8-K dated and filed on May 13, 2009, May 21, 2009, June 3, 2009, June 4, 2009 (which updates certain information in our 2008 Annual Report), June 9, 2009 and June 26, 2009.

        We will provide, without charge, to any person who receives a copy of this prospectus supplement and the accompanying prospectus, upon such recipient's written or oral request, a copy of any document this prospectus supplement incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

Bunge Limited
50 Main Street
White Plains, New York 10606
Attention: Investor Relations
(914) 684-2800

        Except as provided above, no other information, including, but not limited to, information on our website is incorporated by reference in this prospectus supplement or the accompanying prospectus.

        Any statement contained in this prospectus supplement or the accompanying prospectus or in a document incorporated by reference into this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded to the extent that such statement is made in any subsequently filed document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

Common Shares and Preference Shares of
BUNGE LIMITED

Debt Securities of
BUNGE N.A. FINANCE L.P.
BUNGE LIMITED FINANCE CORP.
fully, unconditionally and irrevocably guaranteed by Bunge Limited

        Bunge Limited may offer from time to time common shares or preference shares.

        Bunge N.A. Finance L.P. and Bunge Limited Finance Corp. may offer from time to time debt securities, which will be fully, unconditionally and irrevocably guaranteed by Bunge Limited.

        This prospectus provides you with a general description of the common shares and preference shares of Bunge Limited. The common shares may be offered directly or may be issued upon the exercise, conversion or exchange of, or as dividends or bonus issues on, as the case may be, the preference shares offered hereby and the debt securities of each of Bunge N.A. Finance L.P and Bunge Limited Finance Corp. The specific terms of the offered securities will be described in a prospectus supplement or other offering material, which may add to or update the information in this prospectus.

        For a discussion of certain factors that you should consider before investing in the offered securities, see "Risk Factors" in our periodic reports filed with the Securities and Exchange Commission or in the applicable prospectus supplement or other offering material.

        You should read this prospectus and the applicable prospectus supplement or other offering material carefully before you invest. We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

        The offered securities may be offered in amounts, at prices and on terms determined by market conditions at the time of the offering. The issuer may sell the offered securities through agents it selects or through underwriters and dealers it selects. If the issuer uses agents, underwriters or dealers to sell the offered securities, it will name them and describe their compensation in a prospectus supplement or other offering material.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 10, 2009.

        We have not authorized any other person to provide you with any information or to make any representation that is different from, or in addition to, the information and representations contained in this prospectus and any prospectus supplement or in any of the documents that are incorporated by reference in this prospectus or in any prospectus supplement or other offering material. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any prospectus supplement, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies.

        The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

        Unless the context otherwise requires, the terms "Bunge," "Bunge Limited," "we," "us" and "our" mean, unless otherwise indicated, Bunge Limited and its consolidated subsidiaries.

        Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of the common shares and preference shares of Bunge Limited to and between non-residents of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. This prospectus may be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

i

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward looking statements by using words including "may," "will," "should," "could," "expect," "anticipate," "believe," "plan," "intend," "estimate," "continue" and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include the risks, uncertainties, trends and other factors discussed under the heading "Risk Factors" and elsewhere in our periodic reports filed with the Securities and Exchange Commission or in the applicable prospectus supplement or other offering material. Examples of forward-looking statements include all statements that are not historical in nature, including statements regarding:

  •
  changes in governmental policies and laws affecting our business, including agricultural and trade policies, as well as tax regulations and biofuels legislation;

  •
  our funding needs and financing sources;

  •
  changes in foreign exchange policy or rates;

  •
  the outcome of pending regulatory and legal proceedings;

  •
  our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances;

  •
  industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products that we sell and use in our business, fluctuations in energy and freight costs and competitive developments in our industries;

  •
  weather conditions and the impact of crop and animal disease on our business;

  •
  global and regional agricultural, economic, financial and commodities market, political, social, and health conditions; and

  •
  other factors affecting our business generally.

        In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements contained in this prospectus, any prospectus supplement, any other offering material or in any document incorporated by reference herein or therein. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus, any accompanying prospectus supplement, any other offering material or any document incorporated by reference herein or therein not to occur. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation. We would like to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act in connection with the forward-looking statements included in this prospectus, in any prospectus supplement, any other offering material or any document incorporated by reference herein or therein.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that Bunge Limited, Bunge N.A. Finance L.P. and Bunge Limited Finance Corp. have filed with the Securities and Exchange Commission, referred to as the Commission or the SEC in this prospectus, using a "shelf" registration process. Under this shelf registration process, Bunge Limited may, from time to time, sell common shares and/or preference shares described in the prospectus, in one or more offerings and Bunge N.A. Finance L.P. or Bunge Limited Finance Corp. may, from time to time, separately or jointly, sell debt securities guaranteed by Bunge Limited as described in the prospectus, in one or more offerings. The common shares and preference shares of Bunge Limited and the debt securities of Bunge N.A. Finance L.P. and Bunge Limited Finance Corp. are collectively referred to as "offered securities" and each of Bunge Limited, Bunge N.A. Finance L.P. and Bunge Limited Finance Corp. is referred to as a "Registrant," and collectively as "Registrants," in this prospectus. This prospectus provides you with a general description of the offered securities the Registrants may offer. Each time a Registrant sells offered securities, it may provide a prospectus supplement, or more than one prospectus supplement, that will contain specific information about the terms of the offered securities. Each prospectus supplement may also add to, update or change the information contained or incorporated by reference in this prospectus. To the extent that any statement a Registrant makes in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any applicable prospectus supplement or other offering material together with the information described under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational reporting requirements of the Exchange Act, and accordingly we file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements and other information with the SEC.

        Neither Bunge N.A. Finance L.P. nor Bunge Limited Finance Corp. is required under the Exchange Act to file annual, quarterly and current reports, proxy statements and other information with the SEC. Accordingly, Bunge N.A. Finance L.P. and Bunge Limited Finance Corp. do not, and will not, file separate financial statements with the SEC. The financial condition, results of operations and cash flows of Bunge N.A. Finance L.P. and Bunge Limited Finance Corp. are consolidated into our financial statements.

        You may read any document we file with the SEC, including the documents incorporated by reference into this prospectus, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, you may access our SEC filings through the SEC's website at www.sec.gov, and our website, www.bunge.com. Information contained in or connected to our website is not part of this prospectus. Copies of reports and other information may also be inspected in the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this prospectus. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or any prospectus supplement relating to an offering of our securities.

        We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the date of the closing of each offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus). You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

        This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 2, 2009.

  •
  Our Quarterly Reports on Form 10-Q for the three-month period ended March 31, 2009, filed on May 11, 2009 and for the three-month period ended June 30, 2009, filed on August 10, 2009.

  •
  Our Current Reports on Form 8-K dated and filed on May 13, 2009, May 21, 2009, June 3, 2009, June 4, 2009 (which updates certain information in our 2008 Annual Report), June 9, 2009 and June 26, 2009.

        We will provide, without charge, to any person who receives a copy of this prospectus, upon such recipient's written or oral request, a copy of any document this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

Bunge Limited
50 Main Street
White Plains, New York 10606
Attention: Investor Relations
(914) 684-2800

        Except as provided above, no other information, including, but not limited to, information on our website, is incorporated by reference in this prospectus.

        Any statement contained in this prospectus or in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded to the extent that such statement is made in any subsequently filed document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

BUNGE LIMITED

Our Business

        We are a leading global agribusiness and food company operating in the farm-to-consumer food chain. We believe we are:

  •
  a world leading oilseed processing company, based on processing capacity;

  •
  the largest producer and supplier of fertilizer to farmers in South America, based on volume; and

  •
  a leading seller of packaged vegetable oils worldwide, based on sales.

        We conduct our operations in three divisions: agribusiness, fertilizer and food and ingredients. These divisions include four reporting segments: agribusiness, fertilizer, edible oil products and milling products.

        Agribusiness.    Our agribusiness division is an integrated business involved in the purchase, storage, transport, processing and sale of agricultural commodities and commodity products. The principal agricultural commodities that we handle and/or process are oilseeds and grains, primarily soybeans, rapeseed or canola, sunflower seed, wheat and corn. We process oilseeds into vegetable oils and protein meals, principally for the food and animal feed industries. In addition to our principal agribusiness operations in oilseeds and grains, we also participate in the sugar and sugarcane-based ethanol industries through our sugar origination, trading and marketing business, as well as our sugarcane milling and ethanol production operations in Brazil. Our agribusiness operations and assets are primarily located in North and South America, Europe and China, and we have marketing and distribution offices throughout the world.

        Fertilizer.    Our fertilizer division is involved in every stage of the fertilizer business, from mining of phosphate-based raw materials to the sale of retail fertilizer products. The activities of our fertilizer division are primarily located in Brazil.

        Food and Ingredients.    Our food and ingredients division consists of two business segments: edible oil products and milling products. These segments include businesses that produce and sell food products such as edible oils, shortenings, margarines, mayonnaise and milled products such as wheat flours and corn-based products. The activities of our food and ingredients division are primarily located in North America, Europe, Brazil, China and India.

        Bunge Limited is an exempted company incorporated under the laws of Bermuda. Bunge Limited's principal executive office and corporate headquarters is at 50 Main Street, White Plains, New York 10606, and its telephone number is (914) 684-2800. Bunge Limited's registered office is located at 2 Church Street, Hamilton, HM 11, Bermuda.

BUNGE N.A. FINANCE L.P.

        Bunge N.A. Finance L.P., a Delaware limited partnership, is an indirect, 100%-owned subsidiary of Bunge Limited. Bunge N.A. Finance L.P. has no independent operations other than acting as a finance company for Bunge. Bunge N.A. Finance L.P. does not, and will not, file separate reports with the SEC.

        Bunge N.A. Finance L.P. has its principal executive offices and corporate headquarters at 50 Main Street, White Plains, New York 10606, and its telephone number is (914) 684-2800.

BUNGE LIMITED FINANCE CORP.

        Bunge Limited Finance Corp. is an indirect, 100%-owned subsidiary of Bunge Limited and was formed for the sole purpose of issuing debt of Bunge, other than commercial paper, primarily in the U.S. markets, and investing the proceeds of the issuances in a master trust structure that Bunge created to centralize its financing operations. The master trust, in turn, acquires loans made to Bunge Limited and certain of its subsidiaries with the proceeds from debt incurred by Bunge through Bunge Limited Finance Corp. and other finance subsidiaries. Bunge Limited Finance Corp.'s only assets are a trust certificate entitling it to a fractional undivided interest in a pool of intercompany loans held by the Bunge master trust structure and related hedging agreements. Among other things, the master trust structure is intended to allow creditors of Bunge Limited Finance Corp., including holders of the debt securities issued by Bunge Limited Finance Corp., to have the benefit of claims in respect of Bunge's subsidiaries which are equal in right of payment to indebtedness owed or payable to other creditors of these subsidiaries. See "Description of Master Trust Structure" for a discussion of the Bunge master trust structure and the assets it holds. Bunge Limited Finance Corp. is incorporated under the laws of the State of Delaware.

        Bunge Limited Finance Corp. has its principal executive offices and corporate headquarters at 50 Main Street, White Plains, New York 10606, and its telephone number is (914) 684-2800.

USE OF PROCEEDS

        Except as may be described otherwise in a prospectus supplement or other offering material, the Registrants will use the net proceeds from the sale of common shares, preference shares or debt securities under this prospectus for working capital and other general corporate purposes, which may include, among other things, funding acquisitions and/or reducing indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES
AND PREFERENCE SHARE DIVIDENDS

        The ratio of earnings to fixed charges and preference share dividends for Bunge are set forth below for the six-month periods ended June 30, 2009 and 2008 and for each year in the five-year period ended December 31, 2008.

        For purposes of computing the following ratios, earnings are defined as income from operations before income tax plus fixed charges and amortization of capitalized interest less capitalized interest and preference share dividend requirements. Fixed charges consist of interest expense (capitalized and expensed), amortization of deferred debt issuance costs, portion of rental expense that is representative of the interest factor and preference share dividend requirements.

	Six Months Ended June 30,				Year Ended December 31,
	2009		2008		2008		2007		2006		2005		2004
Ratio of earnings to fixed charges and preference share dividends	1.66	x	7.23	x	3.90	x	3.60	x	2.49	x	2.66	x	4.41	x

DESCRIPTION OF SHARE CAPITAL

        The following description of our share capital briefly summarizes certain provisions of our memorandum of association, our bye-laws and applicable provisions of Bermuda law that would be important to holders of our common shares and preference shares. The following description may not be complete, may be supplemented in prospectus supplements and/or other offering material and is subject to, and qualified in its entirety by reference to, the terms and provisions of our memorandum of association and bye-laws that are exhibits to the registration statement that contains this prospectus. Prospective investors are urged to read the exhibits for a complete understanding of our memorandum of association and bye-laws.

Share Capital

        Our authorized share capital consists of 400,000,000 common shares, par value $.01 per share, 6,900,000 4.875% cumulative convertible perpetual preference shares, par value $0.01 per share, 862,500 5.125% cumulative mandatory convertible preference shares, par value $0.01 per share, and 13,237,500 undesignated preference shares, par value $0.01 per share. As of June 30, 2009, we had 122,036,920 common shares issued and outstanding, 6,900,000 4.875% cumulative convertible perpetual preference shares and 862,455 5.125% cumulative mandatory convertible preference shares were issued and outstanding. All of our issued and outstanding shares are fully paid. Our common shares are traded on the New York Stock Exchange under the symbol "BG."

        Pursuant to our bye-laws, and subject to the requirements of any stock exchange on which our shares are listed, our board of directors is authorized to issue any of our authorized but unissued shares. Pursuant to NYSE requirements, subject to certain exceptions, including public offers for cash, any issuance of common shares or securities convertible into common shares in excess of 20% of the voting power or number of the common shares outstanding before such issuance requires shareholder approval. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Common Shares

        Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

        In the event of our liquidation, dissolution or winding-up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Preference Shares

        Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of us.

        Our board of directors has designated 6,900,000 preference shares as 4.875% cumulative convertible perpetual preference shares, par value $0.01 per share and 862,500 preference shares as 5.125% cumulative mandatory convertible preference shares, par value $0.01 per share. The terms of our issued and outstanding 4.875% cumulative convertible perpetual preference shares and 5.125% cumulative mandatory convertible preference shares are described in the related Certificates of Designation filed as exhibits to this registration statement that contains this prospectus. See "Where You Can Find More Information."

        A Prospectus Supplement Will Describe the Specific Terms of a Series of Preference Shares.    If we decide to issue preference shares, our board of directors will determine the financial and other specific terms of the series under a certificate of designation, which we will describe in a prospectus supplement accompanying this prospectus and in other offering material. Those terms may vary from the general terms described below. If there are differences between the prospectus supplement for a series and this prospectus, the prospectus supplement will control.

        Without limitation, the preference shares may be convertible into, or exchangeable for, common shares or shares of any other class or series of shares, if our board of directors so determines.

        The prospectus supplement and other offering material relating to a particular series of preference shares will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

  •
  the offering price at which we will issue the preference shares;

  •
  the title, designation of number of preference shares and par value of the preference shares;

  •
  if our board of directors decides to pay dividends on a series of preference shares, the dividend rate, form of payment or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether (and if so, on what terms and conditions) dividends will be cumulative, and, if cumulative, the dates from which dividends will begin to accumulate and whether unpaid dividends will compound or accrue interest;

  •
  any conversion or exchange rights and, if so, the terms and conditions on which those preference shares may be converted or exchanged;

  •
  whether the preference shares will be subject to redemption (either at our option or at the option of their holders) and the redemption price and other terms and conditions relative to the redemption rights;

  •
  any liquidation rights or amounts payable in preference of shares of any other class or series in the event of our voluntary or involuntary liquidation, dissolution or winding-up, and whether the preference shares will be entitled to participate generally in distributions on the common shares under those circumstances;

  •
  any sinking fund provisions with respect to the redemption or purchase of the preference shares;

  •
  any voting rights in addition to the voting rights provided by Bermuda law and, if so, the terms and extent of those voting rights;

  •
  a discussion of U.S. federal income tax considerations applicable to a specific series of preference shares; and

  •
  any other relative rights, powers, preferences, privileges, limitations and restrictions that are not inconsistent with our bye-laws, including whether the preference shares are subject to mandatory or optional remarketing or other mandatory or optional resale provisions, and, if applicable, the date or period during which a resale may occur, any conditions to the resale and any right of a holder to substitute securities for the preference shares subject to resale.

        Dividends.    Holders of a series of preference shares will be entitled to receive dividends only when, as and if declared by our board of directors from funds available for payment of dividends under Bermuda law. The rates and dates of payment of dividends, if any, will be set forth in the applicable prospectus supplement relating to each series of preference shares. Dividends will be payable to holders of record of preference shares as they appear in our register of members on the record dates fixed by the board of directors. Dividends on any series of preference shares may be cumulative or noncumulative, as set forth in the applicable prospectus supplement. Under Bermuda law, we may not declare or pay a dividend if there are reasonable grounds for believing that we are, or would after the payment be, unable to pay our liabilities as they become due, or the realizable value of our assets would thereby be less than the aggregate of our liabilities and our issued share capital and share premium accounts. See "—General Provisions Applicable to Our Share Capital—Dividend Rights" for more information.

        Voting Rights; Transfer Restrictions.    The holders of a series of preference shares will have voting rights as set out in the applicable certificate of designation and described in the applicable prospectus supplement, and any such voting rights will be subject to limitations on voting rights as set out in the applicable certificate of designation and described in that prospectus supplement. In addition, any transfer restrictions applicable to a series of preference shares will also be described in the prospectus supplement applicable thereto.

        Liquidation Preferences.    In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each series of our preference shares will have the rights as set out in the applicable certificate of designation and described in the applicable prospectus supplement to receive distributions upon liquidation in the amount specified, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on our common shares or on any securities ranking junior to the preference shares upon liquidation, dissolution or winding-up.

        Redemption.    If so specified in the applicable certificate of designation and described in the applicable prospectus supplement, a series of preference shares may be redeemable at any time, in whole or in part, at our option or the holder's, and may be mandatorily redeemed. Any restriction on the repurchase or redemption by us of our preference shares while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

        Unless we default in the payment of the redemption price, dividends, if applicable, will cease to accrue after the redemption date on preference shares called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

        Conversion or Exchange Rights.    The prospectus supplement relating to any series of preference shares that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for common shares, another series of our preference shares or any other securities registered pursuant to the registration statement of which this prospectus forms a part, or for securities of any third party.

        See also "—General Provisions Applicable to Our Share Capital" for additional information.

General Provisions Applicable to Our Share Capital

        Dividend Rights.    Under Bermuda law, a company's board of directors may not declare or pay dividends if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Issued share capital is the aggregate par value of our issued shares, and the share premium account is the aggregate amount paid for issued shares over and above their par value. Share premium accounts may be reduced in certain limited circumstances. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preference dividend right of the holders of any preference shares. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in or out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares or preference shares.

        Variation of Rights.    If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of 75% of the issued shares of that class; or (2) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum shall be two or more persons holding or representing by proxy one-third of the issued shares of the class. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking senior to common shares will not be deemed to vary the rights attached to common shares.

        Transfer of Shares.    Our board of directors may, in its absolute discretion and without assigning any reason, refuse to register the transfer of a share that is not fully paid. Our board of directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor's right to make the transfer as our board of directors shall reasonably require. Subject to these restrictions, a holder of common shares or preference shares may transfer the title to all or any of his common shares or his preference shares by completing a form of transfer in the form set out in our bye-laws (or as near thereto as circumstances admit) or in such other form as the board may accept. The instrument of transfer must be signed by the transferor and transferee, although, in the case of a fully paid share, our board of directors may accept the instrument signed only by the transferor. The board may also accept mechanically executed transfers. Share transfers may also be effected through our transfer agent and may be made electronically.

        Meetings of Shareholders.    Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings of the company. Our bye-laws provide that either the chairman or our board of directors may convene an annual general meeting or a special general meeting. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting; however, our bye-laws provide that the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Under our bye-laws, at least twenty-one days' notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting, by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to attend and vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of the paid-up voting share capital.

        Any shareholder who wishes to propose business that may properly be moved by a shareholder at a general meeting (other than nomination of persons for election as directors) must give notice to us in writing in accordance with our bye-laws. The notice must be given not later than 120 days before the first anniversary of the date on which our proxy statement was distributed to shareholders in connection with our prior year's annual general meeting. If we did not hold an annual general meeting in the prior year or if the date of the annual general meeting has been changed by more than 30 days from the date contemplated in the prior year's proxy statement, the notice must be given before the later of 150 days prior to the contemplated date of the annual general meeting and the date which is ten days after the date of the first public announcement or other notification of the actual date of the annual general meeting. In the case of business to be proposed at a special general meeting, such notice must be given before the later of 120 days before the date of the special general meeting and the date which is ten days after the date of the first public announcement or other notification of the date of the special general meeting. The notice must include the matters set out in our bye-laws.

        Access to Books and Records and Dissemination of Information.    Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company's memorandum of association, including its objects and powers, and certain alterations to its memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company's audited financial statements, which must be laid before each annual general meeting. The register of shareholders of a company is also open to inspection by shareholders and by members of the general public without charge. The register of shareholders is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of shareholders for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act 1981 of Bermuda (the "Companies Act"), establish a branch register outside Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection by members of the public without charge for not less than two hours in any business day. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

        Election and Removal of Directors.    Our bye-laws provide that our board may consist of between seven and 15 directors, the actual number to be determined by the board from time to time. Our board of directors currently consists of eleven directors. No more than two of our directors may be employed by us or by any other entity in our group. Our board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. There is also no requirement in our bye-laws or Bermuda law that our directors must retire at a certain age. However, our Corporate Governance Guidelines provide that no director having attained the age of 70 shall be nominated for re-election or re-appointment to our board.

        Only persons who are nominated in accordance with our bye-laws are eligible for election as directors. Any shareholder who wishes to nominate a person for election as a director must give notice to us in writing in accordance with our bye-laws. The notice must be given not later than 120 days before the first anniversary of the date on which our proxy statement was distributed to shareholders in connection with our prior year's annual general meeting. If we did not hold an annual general meeting in the prior year or if the date of the annual general meeting has been changed by more than 30 days from the date contemplated in the prior year's proxy statement, the notice must be given before the later of 150 days prior to the contemplated date of the annual general meeting and the date which is ten days after the date of the first public announcement or other notification of the actual date of the annual general meeting. In the case of any notice of a nomination of a person by a shareholder for election as a director at a special general meeting, such notice must be given before the later of 120 days before the date of the special general meeting and the date which is ten days after the date of the first public announcement or other notification of the date of the special general meeting. The notice must include the information set out in our bye-laws and, in addition, we may require any nominee to furnish such other information as we may reasonably require to determine the eligibility of such nominee to serve as a director.

        A director may be removed for cause by a majority of shareholder votes cast at a meeting at which a quorum is present, provided notice is given to the director of the shareholders' meeting convened to remove the director. A director may be removed without cause upon the affirmative vote of at least 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution, provided notice is given to the director of the shareholders' meeting convened to remove the director. The notice must contain a statement of the intention to remove the director and, if the removal is for cause, a summary of the facts justifying the removal and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

        Our board of directors can fill any vacancy occurring as a result of the removal, resignation, insolvency, death or incapacity of a director. Our board of directors also can appoint persons to fill any newly created directorships, provided that such appointment requires the affirmative vote of not less than 66% of the directors then in office.

        Proceedings of Board of Directors.    Our bye-laws provide that our business is to be managed and conducted by our board of directors. Bermuda law requires that our directors be individuals. There is no requirement in our bye-laws or Bermuda law that directors hold any of our shares.

        The remuneration of our directors is determined by our board of directors. Our directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

        Provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested, unless he or she is disqualified from voting by the chairman of the relevant board meeting. Under Bermuda law, a director (including the spouse or children of the director or any company of which such director, spouse or children own or control more than 20% of the capital or loan debt) cannot borrow from us (except loans made to directors who are bona fide employees or former employees pursuant to an employees' share scheme), unless shareholders holding 90% of the total voting rights have consented to the loan.

        Waiver of Claims by Shareholders; Indemnification of Directors and Officers.    Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the SEC that, in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts. Our bye-laws also indemnify our directors and officers and any person appointed to a committee by our board of directors in respect of their actions and omissions in relation to any of the affairs of Bunge Limited, except in respect of their fraud or dishonesty.

        Merger, Amalgamations and Business Combinations.    The merger or amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the merger or amalgamation agreement to be approved by the company's board of directors and by its shareholders. Such shareholder approval, unless the bye-laws otherwise provide, requires 75% of the shareholders voting at such meeting in respect of which the quorum shall be two persons at least holding or representing by proxy more than one-third of the issued shares of the company. Our bye-laws provide that a merger or amalgamation (other than with certain affiliated companies) that has been approved by our board must only be approved by a majority of the votes cast at a general meeting of our shareholders at which the quorum shall be two or more persons representing in person or by proxy more than one-half of the paid-up share capital carrying the right to vote. Any merger, amalgamation or other business combination (as defined in our bye-laws) not approved by our board must be approved by the holders of not less than 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution.

        Amendment of Memorandum of Association and Bye-Laws.    Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors and by a resolution of the shareholders. In the case of the bye-laws relating to election of directors, approval of business combinations and amendment of bye-law provisions, the required resolutions must include the affirmative vote of at least 66% of our directors then in office and of at least 66% percent of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution, and, in the case of the bye-law relating to the removal of directors, the requisite affirmative votes are a simple majority of the directors then in office and at least 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution, and, in the case of the bye-laws relating to the issuance of shares or other securities or instruments, the requisite affirmative votes are a simple majority of the directors then in office and at least 66% of the shares voting.

        Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the company's issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within twenty-one days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

        Appraisal Rights and Shareholder Suits.    Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation and who is not satisfied that fair value has been offered for such shareholder's shares may apply to a Bermuda court within one month of notice of the shareholders meeting to appraise the fair value of those shares.

        Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company's memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

        When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

        Capitalization of Profits and Reserves.    Pursuant to our bye-laws, our board of directors may (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalize any sum credited to a reserve account or sums otherwise available for dividend or distribution by paying up in full partly paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

        Registrar or Transfer Agent.    A register of holders of the common shares, the 4.875% cumulative convertible perpetual preference shares and the 5.125% cumulative mandatory convertible preference shares is, and of any other preference shares we may issue will be, maintained by Codan Services Limited in Bermuda, and a branch register is maintained in the United States by Mellon Investor Services L.L.C., which does and will serve as branch registrar and transfer agent for the common shares, the 4.875% cumulative convertible perpetual preference shares, the 5.125% cumulative mandatory convertible preference shares and any other preference shares we may issue.

        Untraced Shareholders.    Our bye-laws provide that our board of directors may forfeit any dividend or other monies payable in respect of any shares which remain unclaimed for twelve years from the date when such monies became due for payment. In addition, we are entitled to cease sending checks or dividend warrants by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish the shareholder's new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

        Certain Provisions of Bermuda Law.    We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares or preference shares.

        The Bermuda Monetary Authority has given its consent for the issue and free transferability of our common shares and preference shares to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares or preference shares involving persons deemed resident in Bermuda for exchange control purposes may require the specific consent of the Bermuda Monetary Authority.

        This prospectus will be filed with the Registrar of Companies in Bermuda pursuant to Part III of the Companies Act. In accepting this prospectus for filing, the Registrar of Companies in Bermuda shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus.

        In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

DESCRIPTION OF MASTER TRUST STRUCTURE

        Bunge Limited formed a master trust in order to permit it and its subsidiaries to borrow funds on both a short-term and long-term basis more efficiently. The master trust was created under New York law pursuant to a pooling agreement among Bunge Funding, Inc., Bunge Management Services, Inc., as servicer, and The Bank of New York, as trustee. The primary assets of the master trust consist of intercompany loans made to Bunge Limited and its subsidiaries with the proceeds of funds raised by the master trust through the issuance of variable funding certificates.

        A conceptual illustration of the master trust structure is set forth below:

        The intercompany loans held by the master trust are made by two of Bunge Limited's subsidiaries. Bunge Finance Limited, Bunge Limited's 100%-owned subsidiary incorporated under the laws of Bermuda, makes loans to Bunge Limited and its non-U.S. subsidiaries. Bunge Finance North America, Inc., a Delaware corporation and a 100%-owned subsidiary of Bunge N.A. Holdings, Inc. (which is, in turn, wholly owned by us), makes loans to Bunge Limited's U.S. subsidiaries. Each intercompany loan bears interest at a floating rate specified from time to time by the Bunge subsidiary making the loan which generally is established based on the estimated blended cost of funds of the master trust (plus a small profit margin). Bunge Finance Limited and Bunge Finance North America, Inc. are parties to a sale agreement with Bunge Funding, Inc. under which each intercompany loan, together with all property and proceeds related thereto, is sold to Bunge Funding, Inc. Bunge Funding, Inc., in turn, immediately sells the intercompany loans to the master trust pursuant to a pooling agreement. Bunge Management Services, Inc. services the intercompany loans held by the master trust in accordance with the terms of a servicing agreement among Bunge Management Services, Inc., Bunge Funding, Inc. and The Bank of New York, as trustee.

        We raise the funds to fund the intercompany loans by having the master trust issue trust certificates either to a special purpose subsidiary that is incurring indebtedness or directly to third-party investors. As of the date of this prospectus, the master trust has issued three outstanding series of trust certificates under series supplements to the pooling agreement, including a series 2002-1 variable funding certificate held by Bunge Limited Finance Corp. The trustee under the master trust is required to allocate collections on the intercompany loans to the trust certificates, including the series 2002-1 variable funding certificate, on an equal basis based upon the principal and accrued interest outstanding with respect to all trust certificates. The master trust may from time to time issue additional series of trust certificates which rank equal in right of payment with the outstanding trust certificates.

        The maximum face amount of the series 2002-1 variable funding certificate held by Bunge Limited Finance Corp. is $7,000,000,000. The outstanding amount of the series 2002-1 variable funding certificate varies based on the outstanding amount of indebtedness of Bunge Limited Finance Corp. Under the master trust structure documentation, all of the proceeds borrowed under Bunge Limited Finance Corp.'s current facilities were used to fund intercompany loans which are acquired by the master trust (except to the extent such proceeds were used to repay outstanding indebtedness of Bunge Limited Finance Corp. or used to pay expenses incurred in connection with any such indebtedness). In the case of the notes, Bunge Limited Finance Corp. will be required to use all of the net proceeds from the sale of the notes to either increase its investment in the series 2002-1 variable funding certificate, repay its outstanding indebtedness or pay expenses incurred in connection with any such indebtedness, and the master trust will use such proceeds advanced under the series 2002-1 variable funding certificate to acquire intercompany loans. The principal and interest outstanding on the series 2002-1 variable funding certificate together with cash held by Bunge Limited Finance Corp. must at all times equal or exceed the aggregate principal and interest outstanding on all of Bunge Limited Finance Corp.'s debt, including, without limitation, the notes. Accordingly, the holders of the notes will benefit to the extent that payments of principal and interest are made by the borrowers on the intercompany loans held by the master trust. The master trust is intended to allow creditors of Bunge Limited Finance Corp. and other holders of master trust certificates to have the benefit of claims on Bunge Limited's subsidiaries obligated under intercompany loans. However, intercompany loans made under the master trust structure directly to Bunge Limited do not create any claims against its subsidiaries for the benefit of the holders of the notes. Although the series 2002-1 variable funding certificate is not pledged to the holders of the notes, the series 2002-1 variable funding certificate and related hedging agreements are the only assets held by Bunge Limited Finance Corp. and may not be pledged by Bunge Limited Finance Corp. to any of its creditors or any other person. Under the design of the master trust structure, the notes have the benefit of the series 2002-1 variable funding certificate and the holders of the notes thus have the benefit of access on an equal basis with other creditors holding indebtedness owed or payable by Bunge Limited Finance Corp. to the payments made on the series 2002-1 variable funding certificate.

        Bunge Limited Finance Corp. has been organized and structured to be a bankruptcy remote entity. As part of the bankruptcy remote structure of Bunge Limited Finance Corp., the certificate of incorporation of Bunge Limited Finance Corp. requires the vote of at least two directors who are individuals that are "independent" (within the meaning of the certificate of incorporation of Bunge Limited Finance Corp.) of Bunge Limited and its affiliates (except that such independent directors of Bunge Limited Finance Corp. may also be the independent directors of Bunge Asset Funding Corp., Bunge Funding, Inc., Bunge Finance Europe B.V. and any other financing subsidiary established to advance funds to the master trust) in order to, among other things, (1) file a voluntary petition for bankruptcy under the U.S. bankruptcy code or (2) change the voting requirement with respect to the filing of such a voluntary petition for bankruptcy. Each of Bunge Limited Finance Corp.'s creditors has made "non-petition" agreements agreeing not to institute, or join any other person in instituting, against Bunge Limited Finance Corp., any bankruptcy or similar insolvency proceeding under the laws of any jurisdiction for a period of one year and one day after all outstanding debt of Bunge Limited Finance Corp. has been paid in full.

        If Bunge Limited Finance Corp. were to become subject, for any reason, to any voluntary or involuntary bankruptcy proceeding, the proceeds of payments to the master trust on the intercompany loans would be subject to such bankruptcy proceedings. In such event, the holders of the notes would experience delays in recovering principal and interest on their notes from the proceeds of such intercompany loans. The holders of the notes would, however, be able to make a claim on Bunge Limited's guarantee in such circumstances unless the guarantee is unavailable for any reason (whether due to our bankruptcy or otherwise).

        Credit facilities and debt issuances that use the master trust structure as of June 30, 2009 include the following:

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  $575 million commercial paper facility, backed by a five-year revolving credit facility of the same amount that matures on June 11, 2012;

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  $600 million three-year revolving credit facility that matures on January 16, 2010;

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  $650 million three-year revolving credit facility that matures on April 16, 2011;

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  $1 billion three-year revolving credit facility that matures on June 1, 2012;

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  $645 million 364-day revolving credit facility that matures on June 2, 2010;

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  $250 million three-year term loan facility that matures on February 26, 2011;

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  $475 million three-year term loan facilities that mature in August 2011;

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  ¥10 billion three-year term loan facility that matures on October 6, 2011;

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  $53 million 6.78% Senior Guaranteed Notes, Series B, due September 30, 2009;

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  $351 million 7.44% Senior Guaranteed Notes, Series C, due September 30, 2012;

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  $200 million 7.80% Senior Notes due 2012;

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  $300 million 5.875% Senior Notes due 2013;

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  $500 million 5.35% Senior Notes due 2014;

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  $382 million 5.10% Senior Notes due 2015;

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  $600 million 8.50% Senior Notes due 2019; and

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  $325 million of bilateral credit facilities, with maturities ranging from 1 month to 12 months.

        Our financings under the master trust structure contain various restrictive covenants that in some cases include limitations on, among other things, our ability to (1) merge, amalgamate or sell all or substantially all of our assets, (2) incur certain liens, (3) enter into certain sale-leaseback transactions and (4) incur certain indebtedness by subsidiaries. In addition, Bunge Limited must comply with certain financial covenants as of the end of each fiscal quarter. All of the restrictive covenants in the master trust financings are subject to significant qualifications and exceptions.

DESCRIPTION OF DEBT SECURITIES

        Bunge N.A. Finance L.P. ("BNAF") and Bunge Limited Finance Corp. ("BLFC") may issue debt securities from time to time in one or more distinct series. This section summarizes only certain of the terms of any debt securities that BNAF and BLFC anticipate will be common to all series of debt securities that they may issue. The terms of any series of debt securities that BNAF or BLFC may offer may differ significantly from the common terms described in this prospectus. The specific terms of any series of debt securities that BNAF or BLFC will offer, and any differences from the common terms for an issuance of debt securities by BNAF or BLFC described in this prospectus, will be described in the prospectus supplement for such debt securities that will accompany this prospectus. The debt securities of BNAF and BLFC will be issued under an indenture among BNAF or BLFC, as the case may be, Bunge Limited and a banking or financial institution, as trustee. We have filed forms of indenture for debt securities to be issued by BNAF or BLFC as exhibits to the registration statement of which this prospectus forms a part. The actual indenture that BNAF and BLFC, as the case may be, and Bunge Limited will enter into in connection with an offering of debt securities may differ significantly from the form of indenture we have filed.

        As this section is a summary of some of the terms of the debt securities that BNAF or BLFC may offer under this prospectus, it does not describe every aspect of the debt securities. We urge you to read the prospectus supplement and other offering material relating to an issuance of debt securities and the indenture relating to an issuance and the other documents we file with the SEC relating to the debt securities of BNAF or BLFC, as the case may be, because the indenture for those debt securities and those other documents, and not this description, will define your rights as a holder of the debt securities of BNAF or BLFC. See "Where You Can Find More Information," for information on how to obtain copies of the indenture and any such other documents.

General

        Unless otherwise stated in a prospectus supplement or in other offering material for an offering of debt securities by BNAF or BLFC, as the case may be, debt securities will not be secured by any property or assets of BNAF or BLFC or of Bunge Limited and the securities will be senior debt securities, ranking equally with all of the other unsecured and unsubordinated indebtedness of BNAF or BLFC, as the case may be.

        You should read the prospectus supplement and other offering material for the following terms of the series of debt securities offered by the prospectus supplement. BNAF or BLFC, as the case may be, will establish the following terms before issuance of the series:

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  the title of the debt securities;

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  whether the debt securities will be senior or subordinated debt securities;

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  the ranking of the debt securities;

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  if the debt securities are subordinated, the terms of subordination;

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  the aggregate principal amount of the debt securities, the percentage of their principal amount at which the debt securities will be issued, and the date or dates when the principal of the debt securities will be payable or how those dates will be determined or extended;

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  the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, how the rate or rates will be determined, and the periods when the rate or rates will be in effect;

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  the date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, whether and the terms under which payment of interest may be deferred, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months;

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  if the debt securities will be convertible into or exchangeable for common shares or preference shares of Bunge Limited or other debt securities at the option of BNAF or BLFC, as the case may be, or the option of the holders, the provisions relating to such conversion or exchange;

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  the place or places, if any, other than or in addition to New York City, of payment, transfer or exchange of the debt securities, and where notices or demands to or upon us in respect of the debt securities may be served;

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  any optional redemption provisions and any restrictions on the sources of funds for redemption payments, which may benefit the holders of other securities;

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  any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities;

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  whether the amount of payments of principal of, any premium on, or interest on the debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined;

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  any covenants with respect to the debt securities and any changes or additions to the events of default described in this prospectus;

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  if not the principal amount of the debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the debt securities or how that portion will be determined;

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  any changes or additions to the provisions concerning legal defeasance and covenant defeasance to be contained in the applicable indenture that will be applicable to the debt securities;

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  any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

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  if other than the trustee, the name of the paying agent, security registrar or transfer agent for the debt securities;

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  if BNAF or BLFC, as the case may be, does not issue the debt securities in book-entry form only to be held by The Depository Trust Company, as depositary, whether BNAF or BLFC will issue the debt securities in certificated form or the identity of any alternative depositary;

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  the person to whom any interest in a debt security will be payable, if other than the registered holder at the close of business on the regular record date;

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  the denomination or denominations in which the debt securities will be issued, if other than denominations of $1,000 or any integral multiples;

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  any provisions requiring BNAF or BLFC, as the case may be, to pay additional amounts on the debt securities to any holder who is not a United States person in respect of any tax, assessment or governmental charge and, if so, whether BNAF or BLFC will have the option to redeem the debt securities rather than pay the additional amounts; and

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  any other material terms of the debt securities or the indenture, which may not be consistent with the terms set forth in this prospectus.

        For purposes of this prospectus, any reference to the payment of principal of, any premium on, or interest on the debt securities will include additional amounts if required by the terms of the debt securities.

        In most cases, the indenture will not limit the amount of debt securities that BNAF or BLFC, as the case may be, is authorized to issue from time to time. The indenture will also provide that there may be more than one trustee thereunder, each for one or more series of debt securities. If a trustee is acting under the indenture with respect to more than one series of debt securities, the debt securities for which it is acting would be treated as if issued under separate indentures. If there is more than one trustee under the indenture, the powers and trust obligations of each trustee will apply only to the debt securities of the separate series for which it is trustee.

        BNAF and BLFC may issue debt securities with terms different from those of debt securities already issued. Subject to conditions that may be specified in a prospectus supplement relating to an offering of debt securities, BNAF and BLFC may, without the consent of the holders of the outstanding debt securities, reopen a previous issue of a series of debt securities and issue additional debt securities of that series unless the reopening was restricted when that series was created.

        There is no requirement that BNAF or BLFC, as the case may be, issue debt securities in the future under the indenture, and they may use other indentures or documentation, containing different provisions in connection with future issues of other debt securities.

        BNAF and BLFC may issue the debt securities as "original issue discount securities," which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. The prospectus supplement relating to an issuance of any such debt securities will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Guarantee of the Debt Securities

        Bunge Limited will fully, unconditionally and irrevocably guarantee the due and punctual payment of the principal of, and interest on, the debt securities and any of the other obligations of BNAF or BLFC, as the case may be, under the applicable indenture with respect to the debt securities when and as the same shall become due and payable, whether at maturity or otherwise.

        Bunge Limited's guarantees for senior debt securities of BNAF and BLFC would be unsecured and unsubordinated obligations of Bunge Limited and will rank equally with all other unsecured and unsubordinated obligations of Bunge Limited. The guarantee is expected to provide that in the event of a default in payment of principal of, or interest on, senior debt securities of a particular series, the holder of such series of senior debt securities may institute legal proceedings directly against Bunge Limited to enforce the applicable guarantee without first proceeding against BNAF or BLFC, as the case may be.

        If BNAF or BLFC, as the case may be, issues subordinated debt securities, Bunge Limited's guarantees for subordinated debt securities of BNAF or BLFC would be unsecured and subordinated obligations of Bunge Limited and will rank equally with all other unsecured and subordinated obligations of Bunge Limited. The guarantee is expected to provide that in the event of a default in payment of principal of, or interest on, subordinated debt securities of a particular series, the holder of such series of subordinated debt securities may institute legal proceedings directly against Bunge Limited to enforce the applicable guarantee without first proceeding against BNAF or BLFC, as the case may be.

Covenants, Events of Default, Amendments and Waivers and Defeasance

        A prospectus supplement and other offering material related to an issuance of debt securities by BNAF or BLFC, as the case may be, will set forth covenants that will impose limitations and restrictions on BNAF or BLFC, and will also set forth covenants which will be applicable to Bunge Limited and certain of its subsidiaries and provisions relating to events of default, amendments, waivers and defeasance.

Governing Law

        The notes, the guarantee and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Consent to Jurisdiction

        Bunge Limited will irrevocably submit to the non-exclusive jurisdiction of any New York state court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal action or proceeding arising out of or in relation to the indenture, the notes or the guarantee, and will agree that all claims in respect of such legal action or proceeding may be heard and determined in such New York state or U.S. federal court and will waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Currency Indemnity

        The obligation of BNAF and BLFC to make any payments under the indenture, the notes or of Bunge Limited under the guarantee will be in U.S. dollars. Any amount received or recovered in a currency other than U.S. dollars as a result of any judgment or order given or made in a currency other than U.S. dollars in respect of an amount due under the indenture, the notes or the guarantee will constitute a discharge of Bunge Limited's obligation only to the extent of the amount in U.S. dollars that the holder of notes is able to purchase with the amount such holder receives or recovers. If the amount of U.S. dollars purchased by such holder of notes is less than the amount expressed to be due to such holder, Bunge Limited will indemnify the holder against any loss sustained as a result. In any event, Bunge Limited will indemnify the holder against the cost of any such purchase applicable guarantee without first proceeding against BNAF or BLFC, as the case may be.

The Trustee Under the Indenture

        Debt securities of BNAF or BLFC will be governed by a document called the "indenture". The trustee for each issuance of debt securities will be identified in the prospectus supplement relating to the issuance of debt securities. The trustee may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to these series.

BOOK ENTRY, DELIVERY AND FORM

Holders of Debt Securities

        Book-Entry Holders.    BNAF and BLFC will issue debt securities in book-entry form only, unless the prospectus supplement relating to an offering of notes specifies otherwise. The debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depository on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

        Under the indenture, BNAF and BLFC will recognize as a holder only the person in whose name a debt security is registered. Consequently, for debt securities issued in global form, BNAF and BLFC will recognize only the depositary as the holder of the debt securities and BNAF and BLFC will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners.

        The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

        As a result, purchasers of notes will not own the debt securities directly. Instead, such purchasers will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, purchasers of notes will be an indirect holder, and not a direct or legal holder, of the debt securities.

        Street Name Holders.    In the future BNAF and BLFC may terminate a global security or issue debt securities initially in non-global form. In these cases, you may choose to hold your debt securities in your own name or in "street name." Debt securities held in street name would be registered in the name of a bank, broker or other financial institution that you choose, and you would hold only a beneficial interest in those debt securities through an account you maintain at that institution.

        For debt securities held in street name, BNAF and BLFC will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you will be an indirect holder, and not a direct or legal holder, of those debt securities.

        Legal Holders.    The obligations of BNAF and BLFC as well as the obligations of the trustee and those of any third parties employed by BNAF or BLFC, as the case may be, or the trustee, run only to the legal holders of the debt securities. BNAF and BLFC have no obligations to you if you hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether you choose to be an indirect holder of a debt security or have no choice because BNAF and BLFC are issuing the debt securities only in global form.

        For example, once BNAF or BLFC, as the case may be, makes a payment or give a notice to the holder, it has no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if BNAF or BLFC wants to obtain the approval of the holders for any purpose (for example, to amend the indenture or to relieve BNAF or BLFC of the consequences of a default or of our obligation to comply with a particular provision of the indenture) it would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is determined by the holders.

        When BNAF or BLFC refers to you, BNAF or BLFC means those who invest in the debt securities being offered by this prospectus, whether they are the direct or legal holders or only indirect holders of those debt securities. When BNAF or BLFC refers to your debt securities, it means the debt securities in which you hold a direct or indirect interest.

        Special Considerations for Indirect Holders.    If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

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  whether it imposes fees or charges;

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  how it would handle a request for the holders' consent, if ever required;

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  whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

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  how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

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  if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

        BNAF and BLFC will each issue each debt security under the indenture in global form, unless otherwise specified in the applicable prospectus supplement. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security. If global securities are issued, the following procedures will apply.

        BNAF and BLFC will deposit global securities with the depositary identified in the prospectus supplement. After BNAF or BLFC issues a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons who have accounts with the depositary. These account holders are known as "participants." The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person who holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

        BNAF, BLFC and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities.

        Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of BNAF, BLFC, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or the maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        BNAF and BLFC expect that the depositary, upon receipt of any payments, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary's records. BNAF and BLFC also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of the participants.

        A global security is exchangeable for definitive securities registered in the name of, and a transfer of a global security may be registered to, any person other than the depositary or its nominee, only if:

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  the depository notifies BNAF or BLFC, as the case may be, that it is unwilling, unable or no longer qualified to continue as depository for that global security and BNAF or BLFC, as the case may be, does not appoint another institution to act as depository within 90 days;

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  if BNAF or BLFC, as the case may be, notifies the trustee that it wishes to terminate that global security; or

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  if an event of default has occurred and is continuing with regard to debt securities represented by that global security and the registrar has received a request from the depositary.

IN THE REMAINDER OF THIS DESCRIPTION "YOU" MEANS DIRECT HOLDERS AND NOT BOOK-ENTRY, STREET NAME OR OTHER INDIRECT OWNERS OF DEBT SECURITIES.

Form, Exchange, Registration and Transfer

Debt securities may be issued:

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  only in fully registered form; and

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  without interest coupons.

        Holders may exchange their non-global debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange".

        Holders may exchange or transfer their certificated debt securities at the office of the trustee. BNAF and BLFC will initially appoint the trustee to act as their agent for registering debt securities in the names of holders and transferring debt securities. BNAF or BLFC may appoint another entity to perform these functions or perform them on its own. The entity performing the role of maintaining the list of registered holders is called the registrar. It will also perform transfers.

        Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made only if the trustee, as registrar, is satisfied with the holder's proof of legal ownership.

        If BNAF or BLFC has designated additional registrars for your debt security, they will be named in the prospectus supplement to which your debt security relates. BNAF and BLFC may appoint additional registrars or cancel the appointment of any particular registrar.

        If any debt securities are redeemable or may be repurchased and BNAF or BLFC, as the case may be, redeems or repurchases less than all those debt securities, BNAF or BLFC, as the case may be, may prohibit the transfer or exchange of those debt securities during the period beginning 15 days before the day BNAF or BLFC, as applicable, mails the notice of redemption or repurchase and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. BNAF and BLFC may also refuse to register transfers or exchanges of any debt security selected for redemption, except that BNAF and BLFC will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

        If a debt security is issued as a global debt security, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection because it will be the sole holder of the debt security.

Payment and Paying Agent

        BNAF and BLFC will only be required to make payment of the principal on a debt security if you surrender the debt security to the paying agent for that debt security. BNAF and BLFC will only be required to make payment of principal and interest at the office of the paying agent, except that at their option, they may pay interest by mailing a check to the holder. Payment for any debt security represented by global notes will be made by wire transfer of immediately available funds to the account specified by the depositary. Unless BNAF or BLFC indicates otherwise in the applicable prospectus supplement, BNAF or BLFC, as the case may be, will pay interest (other than defaulted interest) to the person who is the holder at the close of business on the regular record date for that interest payment, even if that person no longer owns the debt security on the interest payment date.

        BNAF or BLFC, as the case may be, will specify in the applicable prospectus supplement the regular record date relating to an interest payment date for any debt security.

        Payment When Offices Are Closed.    If any payment is due on a debt security on a day that is not a business day, BNAF and BLFC will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indentures as if they were made on the original due date. Postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day unless the applicable prospectus supplement specifies otherwise.

        Paying Agent.    Unless otherwise specified in the applicable prospectus supplement, the trustee will be the initial paying agent. BNAF or BLFC, as the case may be, may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that BNAF and BLFC must maintain a paying agent in each place of payment for each series of debt securities.

        Regardless of who acts as paying agent, all money paid by BNAF or BLFC, as the case may be, to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to BNAF or BLFC, as applicable. After that two-year period, the holder may look only to BNAF or BLFC, as the case may be, (or the guarantor) for payment and not to the trustee, any other paying agent or anyone else.

PLAN OF DISTRIBUTION

        The Registrants may sell the offered securities:

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  to or through underwriters or dealers;

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  through agents; or

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  directly to other purchasers.

        Underwriters or Dealers.    If the Registrants use underwriters in the sale of the offered securities, the underwriters will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the offered securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement or other offering material relating to the offered securities, the obligations of the underwriters to purchase those offered securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of those offered securities if they purchase any of them. If the Registrants use a dealer in the sale, the Registrants will sell the offered securities to the dealer as principal. The dealer may then resell those offered securities at varying prices determined at the time of resale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Through Agents.    The Registrants may designate one or more agents to sell the offered securities. Unless otherwise stated in a prospectus supplement or other offering material, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

        Directly.    The Registrants may sell the offered securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved.

        General Information.    A prospectus supplement and/or any additional offering material will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement and/or additional offering material will also state the proceeds to the Registrants from the sale of the offered securities, any initial public offering price and other terms of the offering of those offered securities.

        The Registrants may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from the Registrants at the public offering price and on the terms described in the related prospectus supplement and/or additional offering material pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

        The Registrants may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately-negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Registrants or borrowed from any of them or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from the Registrants in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

        The Registrants may have agreements to indemnify underwriters, dealers and agents against, or to contribute to payments which the underwriters, dealers and agents may be required to make in respect of, certain civil liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

        The validity of the preference shares, common shares and guarantees of any debt securities offered by Bunge Limited under this prospectus and other legal matters relating to Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. James M. Macdonald, a partner of Conyers Dill & Pearman, serves as Bunge Limited's assistant secretary. The validity of the debt securities offered by Bunge N.A. Finance L.P. and the related guarantees by Bunge Limited under this prospectus has been passed upon for us by Winston & Strawn LLP, Chicago, Illinois and the validity of the debt securities offered by Bunge Limited Finance Corp. and the related guarantees by Bunge Limited has been passed upon for us by Reed Smith LLP, New York, New York. Certain other legal matters will be passed upon for us by Shearman & Sterling LLP, New York, New York.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from Bunge Limited's Annual Report for the year ended December 31, 2008, included in a Current Report on Form 8-K dated June 4, 2009, and the effectiveness of Bunge Limited's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the adoptions of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, on January 1, 2009, Statement of Financial Accounting Standards No. 157, Fair Value Measurements, on January 1, 2008, Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, on January 1, 2007, and Statement of Financial Accounting Standards No. 158, Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R), on December 31, 2006 and (2) express an unqualified opinion on the effectiveness of Bunge Limited's internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.